Exhibit 99.1

Miami, FL, May 23, 2023 (GLOBE NEWSWIRE) — Blue Star Foods Corp., (“Blue Star,” the “Company,” “we,” “our” or “us”) (NASDAQ: BSFC), an integrated Environmental, Social, and Governance (“ESG”) sustainable seafood company with a focus on Recirculatory Aquaculture Systems (“RAS”), announced unaudited financial and operational results for the three months ended March 31, 2023.

Key Financial Highlights for the Three Months Ended March 31, 2023

●	Revenue of $1.9 million
●	RAS revenues increased to $0.6 million
●	Gross profit of $0.3 million
●	Operating loss of $0.9 million
●	Net loss of $2.0 million (included $1.1 million of non-cash loss on settlement of stock, amortization of debt note and one-time non-recurring expenses)
●	Adjusted EBITDA loss of $0.9 million
●	Inventory and RAS biomass of $3.5 million at March 31, 2023 ($4.8 million at December 31, 2022)

Business Highlights for the Three Months Ended March 31, 2023

●	Raised $1.8 million with Aegis Capital Corp. in an underwritten public offering
●	Entered into a supply agreement for up to $4 million annually with JustFoodForDogs, LLC
●	Engaged ShareIntel-Shareholder Intelligence Services, LLC to combat alleged illegal short selling

Business Highlights Subsequent to the Three Months Ended March 31, 2023

●	2022 ESG report included in two most prominent sustainability reporting standards
●	Ramped shipments to Just Food For Dogs under its supply agreement for up to $4 million annually

Management Commentary

John Keeler, Chairman and CEO of Blue Star, commented, “We got off to a slow beginning for 2023, but started to see some increase in demand and orders towards the end of the first quarter. Our RAS business continues to perform well and, although our 10X RAS expansion plans are taking longer than previously expected, remain poised for expansion. We hope to have specific details on our RAS expansion to share over the next few months.”

Mr. Keeler concluded, “Subsequent to the end of the first quarter, we raised $150,000 in equity priced at $0.20 with an institutional fund, who has also agreed to purchase up to an additional $10,000,000 of the Company’s common stock, with the timing, exact dollar amounts and pricing up to the Company. In addition, we entered into a non-binding term sheet with Lind Global Fund II, L.P. that contemplates the Company entering into a new securities purchase agreement with Lind, pursuant to which the Company will issue to Lind a secured, two-year, convertible promissory note in the principal amount of approximately $1,200,000 and a common stock purchase warrant to acquire shares of common stock of the Company. As to Nasdaq’s letter scheduling the delisting and suspension of trading of the Company’s common stock: We have requested the hearing before the Nasdaq Hearings Panel. The Company’s request for a hearing will stay any suspension or delisting action by Nasdaq pending the Panel’s final decision. At the hearing, the Company will provide its plan to regain compliance with Nasdaq’s Minimum Bid Price Requirement, which includes but is not limited to an already shareholder approved reverse stock split if necessary. We look forward to the remainder of 2023 and look forward to providing updates on our progress.”

Financial Results for the Three Months Ended March 31, 2023

●	Revenue for the three months ended March 31, 2023, decreased by $3.4 million, or 64%, to $1.9 million compared to $5.3 million for the three months ended March 31, 2022. The decrease in revenue was primarily due to a decrease in poundage sold during the three months ended March 31, 2023.
●	Gross profit for the three months ended March 31, 2023, decreased by $0.2 million, or 42%, to $0.3 million compared to $0.5 million for the three months ended March 31, 2022. This decrease is attributable to a decrease in revenue. The resulting gross margin was 15.0%, compared with 9.2% for the three months ended March 31, 2022.
●	Operating loss for the three months ended March 31, 2023, increased by $0.1 million, or 12%, to $0.9 million, compared to $0.8 million for the three months ended March 31, 2022. Operating loss for the three months ended March 31, 2023 included non-cash or one-time non-recurring operating expenses of $1.1 million, comprised of non-cash items of $3k in depreciation and amortization, $0.65 million of loss on settlement of stock, $0.27 million accrued portion of convertible debt and $0.05 million in non-cash stock compensation.
●	Net loss for the three months March 31, 2023, increased by $0.9 million, or 85%, to $2.0 million, compared to $1.1 million for the three months ended March 31, 2022. The increase in net loss is primarily attributable to increases in other operating expenses and loss on settlement of debt.
●	Adjusted EBITDA loss for the three months ended March 31, 2023, increased by $0.5 million, or 125% to $0.9 million, compared to $0.4 million for the three months ended March 31, 2022.

About Blue Star Foods Corp. (NASDAQ: BSFC)

Blue Star Foods Corp. is an integrated ESG seafood company that processes, packages and sells high-value seafood products. The Company believes it utilizes best-in-class technology, in both resource sustainability management and traceability, and ecological packaging. The Company also owns and operates the oldest continuously operating RAS full grow-out salmon farm in North America. The Company is based in Miami, Florida, and its corporate website is: https://bluestarfoods.com

Forward-Looking Statements:

The foregoing material may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, including without limitation statements regarding the Company’s product development and business prospects, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. Forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to the Company and its current plans or expectations and are subject to a number of risks and uncertainties that could significantly affect current plans. Risks concerning the Company’s business are described in detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and other periodic and current reports filed with the Securities and Exchange Commission. The Company is under no obligation, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:
Investors@bluestarfoods.com